Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation

Announces Business Outlook for 2013

MECHANICSBURG, PENNSYLVANIA — January 7, 2013 - Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM), today announced its business outlook for calendar year 2013.

Select Medical expects consolidated net operating revenues for the full year 2013 to be in the range of $2.95 billion to $3.05 billion. Select Medical expects net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income/(expense), and equity in earnings/(losses), or Adjusted EBITDA, for the full year 2013 to be in the range of $400 million to $415 million. Select Medical expects fully diluted income per common share for the full year 2013 to be in the range of $0.98 to $1.04.

The above business outlook includes the expected financial impact to outpatient therapy payments related to the multiple procedure payment reduction change included in the American Taxpayer Relief Act of 2012, which would become effective for outpatient therapy services on April 1, 2013. Select Medical estimates this negative impact to net operating revenues and Adjusted EBITDA to be between $5 million and $10 million annually for its outpatient rehabilitation segment. The above business outlook does not include any estimated financial impact from potential sequestration cuts currently scheduled to occur on or about April 1, 2013 in the absence of further congressional action. Select Medical estimates this negative impact to net operating revenues and Adjusted EBITDA to be approximately $20 million if implemented. Select Medical assumed a 40.0% effective tax rate when preparing the above business outlook for 2013, which compares to an effective tax rate of 39.2% through the first nine months of 2012.

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of September 30, 2012, Select Medical operated 111 long term acute care hospitals and 12 acute medical rehabilitation hospitals in 28 states and 965 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                              changes in government reimbursement for our services due to the implementation of health reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium on the 25-percent payment adjustment threshold that would reduce our Medicare payments for those patients admitted to a long-term acute care hospital from a referring hospital in excess of the percentage threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                              the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                              the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                              a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                              acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                              private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                              the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                              shortages in qualified nurses or therapists could increase our operating costs significantly;

•                              competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                              the loss of key members of our management team could significantly disrupt our operations;

•                              the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                              other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Vice President and Treasurer

717-972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation